UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2008 (December 23, 2008)
ANHEUSER-BUSCH COMPANIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-7823	43-1162835

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Busch Place, St. Louis, Missouri		63118

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (314) 577-2000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On December 23, 2008, the Company entered into guarantee agreements (collectively, the “Guarantee Agreements”) with respect to (i) the $45,000,000,000 Senior Facilities Agreement dated as of July 12, 2008, as amended, among Anheuser-Busch InBev S.A. /N.V. (“AB InBev”), InBev Worldwide S.A. R.L. (“InBev Worldwide”), the arrangers and bookrunners identified therein, the lenders party thereto and the agent and issuing bank identified therein (the “Senior Facilities Agreement”) and (ii) the $300,000,000 4.13% Series A Senior Notes due 2009, the $475,000,000 4.41% Series B Senior Notes due 2010 and the $75,000,000 4.95% Series C Senior Notes due 2013 each issued under the Note Purchase and Guarantee Agreement, dated as of October 22, 2003, as amended, among AB InBev, N.V. Cobrew and Brandbrew S.A. and each of the purchasers identified therein (the “Note Agreement”).
     The Company entered into the Guarantee Agreements as part of a larger financial arrangement that gives members of AB InBev and its subsidiaries (the “Group”) the benefit of the credit rating of the Group by providing for cross guarantees by specified Group members, as well as to induce certain creditors of the Group to offer and continue to provide financing to the Group on favorable terms. AB InBev and InBev Worldwide have previously entered into a guarantee agreement in favor of the holders of certain outstanding indebtedness of the Company in connection with the closing of the acquisition of the Company’s outstanding shares,
     Pursuant to the Guarantee Agreements, the Company guarantees the payment of the principal and any accrued interest thereunder and the performance and observance by the Company when due of the covenants, agreements and conditions to be performed and observed on its part with respect to the indebtedness of the Group under the Senior Facilities Agreement and the Note Agreement. In addition, under certain circumstances described in such agreements, the maturity of the indebtedness may be accelerated and may obligate the Company to pay the principal and interest amounts due thereunder. The obligation to pay such indebtedness could have a material adverse affect on the Company’s financial condition and results of operations.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC.
Date: December 30, 2008	By:	/s/ Thomas Larson
Thomas Larson
Assistant Secretary